Exhibit 10.7

CHANGE OF CONTROL SEVERANCE AGREEMENT

THIS CHANGE OF CONTROL SEVERANCE AGREEMENT (this “Agreement”), dated as of November 5, 2020 (the “Effective Date”), is made by and between Sorrento Therapeutics, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Najjam Asghar (the “Executive”) (collectively referred to herein as the “Parties”).

Whereas, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to (i) assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below), and (ii) provide Executive with an incentive to continue Executive’s employment prior to a Change of Control and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders;

Whereas, the Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment following a Change of Control; and

Whereas, the benefits described in this Agreement are intended to provide Executive with enhanced financial security, and incentive and encouragement to remain with the Company, notwithstanding the possibility of a Change of Control.

Now, Therefore, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.Duration of Agreement. The term of this Agreement will commence on the date hereof and shall continue until the earliest of: (a) a termination by written consent of the Parties; and (b) a termination of Executive’s employment for any reason. Notwithstanding the previous sentence, if Executive becomes entitled to benefits under this Agreement, this Agreement will terminate when all of the obligations of the Parties with respect to this Agreement have been satisfied.

2.Certain Definitions. For purposes of this Agreement:

(a)“Cause” shall mean (i) Executive’s dishonesty that is intended to materially injure the business of the Company or its affiliates; (ii) Executive’s conviction of a felony; or (iii) Executive’s wanton or willful dereliction of duties that is not cured within thirty (30) days after Executive is provided written notice of such dereliction of duties by the Company.

(b)“Change of Control” shall mean: (i) a sale or exclusive license of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation own, immediately after the merger or consolidation, more than fifty percent (50%) of the combined outstanding voting power of the surviving entity or the parent company of the surviving entity in such merger or consolidation); (iii) a merger or consolidation in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders immediately before the merger own, immediately after the merger, more than fifty percent (50%) of the combined outstanding voting power of the surviving entity or the parent company of the surviving entity in such reverse merger); or (iv) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred, other than the sale or issuance by the Company of stock in a transaction or series of transactions (A) the primary purpose of which is to raise capital for the Company’s operations and activities or (B) in which such stock is issued for consideration other than cash pursuant to an acquisition by the Company of one or more other entities.

(c)“Change of Control Window” means the period beginning three (3) months immediately prior to a Change of Control and ending twelve (12) months immediately following a Change of Control.

(d)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)“Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits; provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time.  The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan.  At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to perform, with reasonable accommodation, the essential functions of Executive’s position hereunder for a total of ninety (90) days during any one-year period as a result of incapacity due to mental or physical illness.  Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.  Should a dispute occur between Executive and the Company concerning whether or not a Disability exists, a doctor selected by Executive and a doctor selected by the Company shall be entitled to examine Executive.  If the opinion of Executive’s doctor and the Company’s doctor conflict, Executive’s doctor and the Company’s doctor shall agree upon a third doctor, whose opinion shall be binding.

(f)“Good Reason” shall mean if the Executive resigns within ninety (90) days after any of the following events, unless Executive consents to the applicable event: (i) a decrease in Executive’s annual base salary or annual target bonus opportunity; (ii) a material decrease in the Executive’s duties, authority or areas of responsibility as are commensurate with such Executive’s title or position (other than in connection with a corporate transaction where the Executive continues to hold the position with the Company held as of the date of this Agreement with respect to the Company’s business, substantially as such business exists prior to the date of consummation of such corporate transaction, but does not hold such position with respect to the successor corporation); (iii) a change in Executive’s title or Executive being required to report to anyone other than directly to the Company’s Chief Executive Officer; or (iv) the relocation of the Executive’s primary office to a location more than thirty-five (35) miles from the Company’s then current headquarters.  Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has: (A) provided the Company, within sixty (60) days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (B) provided the Company with an opportunity to cure the same within thirty (30) days after the receipt of such notice.

(g)“Qualifying Termination” shall mean a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, in each case during the Change of Control Window.

3.At Will Employment; Termination; Severance.

(a)At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. As an at-will employee, either the Company or the Executive may terminate the employment relationship at any time, with or without Cause. If Executive’s employment terminates for any reason other than a Qualifying Termination, Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(b)Notice of Termination.  Any termination of Executive’s employment by the Company for Cause or by Executive for Good Reason shall be communicated by a written notice to the other Party (i) indicating the specific termination provision in this Agreement relied upon, and (ii) specifying a Date of Termination (as defined below) which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination.  A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.  For purposes of this Agreement, “Date of Termination” shall mean either the date indicated in the Notice of Termination or the date specified by the Company pursuant to this Section 3(b), whichever is earlier.

(c)Termination without Cause or for Good Reason in Connection with a Change of Control. In the event of the termination of the Executive’s employment by the Company without Cause or by Executive due to a resignation for Good Reason, in either case during the Change of Control Window then, subject to Executive signing on or before the forty-fifth (45th) day following Executive’s Separation from Service (as defined below) and not revoking, a release of claims in substantially the form attached hereto as Exhibit A (the “Release”), and Executive’s continued compliance with Section 4, Executive shall receive the following:

(i)an amount equal to the Executive’s then current annual base salary, payable in a lump sum on the First Payment Date;

(ii)an amount equal to the Executive’s target annual bonus for the fiscal year in which the termination occurs, payable in a lump sum on the First Payment Date; provided, however, that the aggregate amount of such payment shall in no event be less than the annual bonus paid by the Company to Executive with respect to the immediately prior fiscal year;

(iii)for the twelve (12) month period following Executive’s Separation from Service (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires), the Company shall arrange to provide Executive and his eligible dependents who were covered under the Company’s health insurance plans as of the date of Executive’s Separation from Service with health (including medical and dental) insurance benefits substantially similar to those provided to such dependents immediately prior to the date of such Separation from Service.  For the avoidance of doubt, the Company reimbursing Executive for premiums to continue Executive’s Company health benefits under COBRA (for Executive and those dependents covered immediately prior to the date of the Separation from Service), if Executive validly elects such benefits, shall satisfy the Company’s obligations to provide health insurance benefits under the preceding sentence.  If the Company is not reasonably able to continue health insurance benefits coverage under the Company’s insurance plans, the Company shall provide substantially equivalent coverage under other third party insurance sources.  If any of the Company’s health benefits are self-funded as of the date of Executive’s Separation from Service, or if, in the Company’s sole discretion, the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Code or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to Executive an amount equal to twelve (12) multiplied by the monthly premium Executive would be required to pay for continuation coverage pursuant to COBRA for his eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Separation from Service (calculated by reference to the premium as of the date of Separation from Service), which amount shall be paid on the First Payment Date; and

(iv)full vesting of Executive’s outstanding awards of equity compensation (including, without limitation, stock options, stock appreciation rights, restricted stock awards, and restricted stock units), with all performance-based vesting criteria, if any, deemed satisfied at target.

(d)No Other Compensation. Except as otherwise expressly required by law (e.g., COBRA), in the event of a Qualifying Termination, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no benefits, compensation or other payments or rights upon a Qualifying Termination other than as set forth in Section 3(c) and the sum of: (i) the portion of Executive’s annual base salary earned through the Date of Termination but not yet paid to Executive; (ii) any unreimbursed reimbursable expenses; (iii) any amount accrued and arising from Executive’s participation in, or vested benefits accrued under any employee benefit plans, programs or arrangements, including, without limitation, any 401(k), profit sharing or pension plan (collectively, the “Company Arrangements”), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements; and (iv) any other amounts required under applicable law.

(e)Deemed Resignation.  Upon a Qualifying Termination, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates.  Executive agrees to execute any paperwork consistent with the foregoing that the Company may reasonably request.

(f)Best Pay Provision

(i)If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to the termination of Executive’s employment with the Company and its affiliates (“Payment”), would (A) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (B) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (1) the full amount of such Payment or (2) such lesser amount (with cash Payments being reduced  first, in reverse order of receipt, then reduction of equity award vesting acceleration, with performance-based vesting acceleration reduced before time-based vesting, proportional to each performance-based vesting award, and time-based vesting acceleration reduced in reverse order of scheduled vesting, then all other Payments pro-rata) as would result in no portion of any Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.

(ii)All determinations required to be made under this Section 3(f), including whether and to what extent the Payments shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized certified public accounting firm used by the Company immediately prior to the effective date of the Change of Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to Executive and the Company at such time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon Executive and the Company.  For purposes of making the calculations required by this Section 3(f), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

4.Restrictive Covenants.

(a)General.  Executive acknowledges that the Company has provided and, during the term of this Agreement, the Company from time to time will continue to provide Executive with, access to its proprietary information.  Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of confidential information, and Executive’s agreements regarding the use of same, in order to protect the value of any confidential information, the Company and Executive agree to the following provisions (A) against unfair competition, (B) respecting Executive’s use of proprietary information and the protection of such information, and (C) the ownership of inventions developed by Executive in the course of Executive’s engagement or employment by or relationship with the Company, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment.

(b)Noncompetition; Nonsolicitation.

(i)Noncompetition.  Executive shall not, at any time during the term of this Agreement, directly or indirectly engage in, have any equity interest in, manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes in any material respect with any portion of the Business (as defined below) of the Company anywhere in the world.  Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(ii)Nonsolicitation.  Executive shall not, at any time during the Restriction Period, directly or indirectly, recruit or otherwise solicit or induce any non-customer/client business relation of the Company to (A) terminate or reduce its arrangement or business with the Company, or (B) to otherwise change its relationship with the Company.  Subject to applicable law, Executive shall not, at any time during the Restriction Period, directly or indirectly, either for Executive or for any other person or entity, intentionally solicit any employee or independent contractor of the Company to terminate his or her employment or arrangement with the Company.  Notwithstanding the foregoing, this Section 4(b)(ii) shall not prohibit Executive from, directly or indirectly, either for Executive or for any other person or entity, (i) engaging in general solicitation efforts not specifically targeting employees of the Company or participating in job fair events or (ii) hiring any employee or independent contractor of the Company who responds to any such general employment solicitation effort.

(iii)Blue Penciling.  In the event the terms of this Section 4(b) shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(c)Proprietary Information and Inventions Agreement.  Executive and the Company have executed the Company’s standard Proprietary Information and Inventions Agreement, which agreement is attached hereto as Exhibit B and incorporated herein by reference (the “Proprietary Information and Inventions Agreement”).  Executive agrees to perform each and every obligation of his therein contained.

(d)Return of Property.  Upon a Qualifying Termination, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.

(e)Non-Disparagement.  Each Party (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, during the term of this Agreement and following the Date of Termination, to refrain from Disparaging (as defined below) the other Party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing.  Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement, and nothing herein shall preclude any Party from reporting a suspected violation of law to the appropriate governmental authority or agency.  For purposes of this Agreement, “Disparaging” means remarks, comments or statements, whether written or oral, that are intended to impugn the character, integrity, reputation or abilities of the person or entity being disparaged.

(f)Definitions.  As used in this Section 4, (i) the term “Company” shall include the Company and its direct and indirect parents and subsidiaries; (ii) the term “Business” shall mean the business of the Company, as such business may be expanded or altered by the Company during the term of this Agreement; and (iii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the date that is twelve (12) months following the Date of Termination.

(g)Rights and Remedies Upon Breach.  It is recognized and acknowledged by Executive that a breach of the covenants contained in this Section 4 may cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in this Section 4, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.  In addition, in the event Executive breaches any of the provisions of this Section 4, as finally determined by a court of competent jurisdiction, and such breach is not cured within thirty (30) days after receipt by Executive of written notice thereof from the Company, the Company shall be entitled to immediately cease all payments under Section 3(c).

(h)Acknowledgment by Executive.  Executive has carefully read and considered the provisions of this Section 4, and, having done so, agrees that the restrictions set forth in this Section 4, including, but not limited to, the Restriction Period, are fair and reasonable and are reasonably required for the protection of the interests of the Company and its parent or subsidiary corporations, officers, directors, shareholders, and other employees.

5.Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any affiliate or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may collaterally assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates.  The Company shall require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.  Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

6.Miscellaneous Provisions.

(a)Governing Law; Venue.  This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California without reference to the principles of conflicts of law of the State of California or any other jurisdiction, and where applicable, the laws of the United States.  Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper.  Each Party hereby agrees that any such court shall have in personam jurisdiction over him or it and consents to service of process in any manner authorized by California law.

(b)Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)If to the Company:

Sorrento Therapeutics, Inc.

4955 Directors Place

San Diego, CA 92121

Attention: Chief Executive Officer

Facsimile: (858) 203-4028

(ii)If to Executive, at the last address that the Company has in its personnel records for Executive.

(iii)At any other address as any Party shall have specified by notice in writing to the other Party.

(d)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile shall be deemed effective for all purposes.

(e)Entire Agreement. The terms of this Agreement, together with the Proprietary Information and Inventions Agreement, are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including, without limitation, any offer letter, employment or consulting agreement between the Company and Executive with respect to severance benefits upon a Change of Control. The Company shall be entitled to enforce any and all such agreements against Executive to ensure that the Company receives the benefit of all such agreements.  The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company.  By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)No Inconsistent Actions.  The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h)Construction.  This Agreement shall be deemed drafted equally by both the Parties.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any Party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i)Arbitration.  Both Executive and the Company agree to submit any and all disputes, controversies, or claims based upon, relating to, or arising from your employment by the Company (other than workers’ compensation claims) or the terms, interpretation, performance, breach, or arbitrability of this Agreement to final and binding arbitration before a single neutral arbitrator in San Diego County, California.  Subject to the terms of this paragraph, the arbitration proceedings shall be initiated in accordance with, and governed by, the applicable rules (the “Rules”) for the resolution of employment disputes of the American Arbitration Association (“AAA”) (such rules previously referred to as the National Rules for the Resolution of Employment Disputes).  The

Executive acknowledges that a copy of the current Rules have been provided to him.  The arbitrator shall be appointed by agreement of the Parties hereto or, if no agreement can be reached, by the AAA pursuant to its Rules.  Notwithstanding the Rules, the Parties may take discovery in accordance with Sections 1283.05(a)-(d) of the California Code of Civil Procedure (but not subject to the restrictions of Section 1283.05(e)), and prior to the arbitration hearing the Parties may file, and the arbitrator shall rule on, pre-trial motions such as demurrers and motions for summary judgment (applying the procedural standard embodied in Rule 56 of the Federal Rules of Civil Procedure).  The time for filing such motions shall be determined by the arbitrator.  The arbitrator will rule on all pre-trial motions at least ten (10) business days prior to the scheduled hearing date.  Arbitration may be compelled, the arbitration award shall be enforced, and judgment thereon shall be entered, pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.).  Each Party shall bear his or its own attorneys’ fees and costs (including expert witness fees) incurred in connection with the arbitration; provided, however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.  The Company shall bear all other costs and expenses of arbitration, including AAA’s administrative fees and the arbitrator’s fees and costs.  If either Party is required to compel arbitration of a dispute governed by this paragraph, the Party prevailing in that proceeding shall be entitled to recover from the other Party reasonable costs and attorneys’ fees incurred to compel arbitration.  This Section 6(i) is intended to be the exclusive method for resolving any and all claims by Executive or the Company against each other for payment of damages under this Agreement or relating to Executive’s employment or service; provided, however, that neither this Agreement nor the submission to arbitration shall limit Executive’s or the Company’s right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction.  Both Executive and the Company expressly waive their respective rights to a jury trial.

(j)Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k)Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.  The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(l)Survival.  The covenants, agreements, representations and warranties contained in or made in Sections 3, 4 and 6 shall survive any termination of this Agreement, subject to any time limits set forth therein.

(m)Section 409A.

(i)General.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)Separation from Service.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 3(c) shall not be paid until the fifty-fifth (55th) day following Executive’s Separation from Service (the “First Payment Date”).

(iii)Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), without interest, and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)Expense Reimbursements.  To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the calendar year following the calendar year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one calendar year shall not affect the amount eligible for reimbursement in any subsequent calendar year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)Installments.  Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

7.Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY:
SORRENTO THERAPEUTICS, INC.

By:	/s/ Henry Ji, Ph.D.

Name:	Henry Ji, Ph.D.

Title:	Chief Executive Officer

EXECUTIVE:

/s/ Najjam Asghar
Najjam Asghar

Exhibit  A – Release Agreement

GENERAL RELEASE OF ALL CLAIMS

This General Release of all Claims (this “Agreement”) is entered into by Najjam Asghar (the “Employee”) and Sorrento Therapeutics, Inc., a Delaware corporation (together with any successor thereto, the “Company”), effective as of _____________________, but subject to the Employee’s right to revoke as set forth in Paragraph 3(c).  In consideration of the promises set forth herein, the Employee and the Company agree as follows:

1.Return of Property.  All files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Company or any affiliate thereof previously in the Employee’s possession or control has been returned to the Company.

2.Severance.  The Company shall pay/provide to the Employee the amounts/benefits set forth in Section 3(c) of that certain Change of Control Severance Agreement between the Company and the Employee dated as of November 5, 2020 (as may be amended or restated from time to time) (the “Severance Agreement”) in accordance with, and subject to, the provisions of the Severance Agreement.

3.General Release and Waiver of Claims.

(a)Release.  Having consulted with counsel, the Employee, on behalf of him/herself  and each of his/her respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, and including the Employee, the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors, members, shareholders, parents, subsidiaries and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, whether known or unknown, arising out of (i) the Employee’s employment relationship with and service as an employee, officer or director of the Company or any parents, subsidiaries or other affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Employee does not release, discharge or waive any rights to (i) payments and benefits provided under this Agreement, (ii) benefit claims under any employee benefit plans in which Employee is a participant by virtue of his/her employment with the Company arising after the execution of this Agreement by Employee, and (iii) any indemnification rights the Employee may have in accordance with applicable law or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Employee’s service as an officer, if applicable, and employee of the Company.  This Paragraph 3(a) does not apply to any Claims that the Releasors may have as of the date the Employee signs this Agreement arising

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under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”) or any other claims that may not be released as a matter of law.  Claims arising under ADEA are addressed in Paragraph 3(c) of this Agreement.

(b)Unknown Claims.  The Employee acknowledges that he/she may hereafter discover Claims or facts in addition to or different from those which the Employee now knows or believes to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this release or the Employee’s decision to enter into it.  Nevertheless, the Employee, on behalf of him/herself and the other Releasors, hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.  In addition, the Employee, on behalf of him/herself and the other Releasors, hereby waives any and all rights and benefits conferred upon him/her and the other Releasors by the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

(c)Specific Release of ADEA Claims.  In further consideration of the payments and benefits provided to the Employee under this Agreement, the Employee, on behalf of him/herself and the other Releasors, hereby unconditionally releases and forever discharges the Releasees from any and all Claims arising under ADEA that the Releasors may have as of the date the Employee signs this Agreement.  By signing this Agreement, the Employee hereby acknowledges and confirms the following: (i) the Employee was advised by the Company in connection with his/her termination to consult with an attorney of his/her choice prior to signing this Agreement and to have such attorney explain to the Employee the terms of this Agreement, including, without limitation, the terms relating to the Employee’s release of claims arising under ADEA, and the Employee has in fact consulted with an attorney; (ii) the Employee was given a period of not fewer than 45 days to consider the terms of this Agreement and to consult with an attorney of his/her choosing with respect thereto; (iii) the Employee knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Employee is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Employee is already entitled.  The Employee also understands that he/she has seven days following the date on which he/she signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company with a written notice of his/her revocation of the release and waiver contained in this paragraph.

(d)No Assignment.  The Employee represents and warrants that he/she has not assigned any of the Claims being released under this Agreement.  The Company may assign this

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Agreement, in whole or in part, to any affiliated company, including subsidiaries of the Company, or any successor in interest to the Company.

4.Proceedings.

(a)General Agreement Relating to Proceedings.  The Employee has not filed, and except as provided in Paragraphs 4(b) and 4(c), the Employee agrees not to initiate or cause to be initiated on his/her behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his/her employment or the termination of his/her employment, other than with respect to the obligations of the Company to the Employee under this Agreement or any indemnification rights the Employee may have as listed in Paragraph 3(a) (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding.  The Employee waives any right he/she may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(b)Proceedings Under ADEA.  Paragraph 4(a) shall not preclude the Employee from filing any complaint, charge, claim or proceeding challenging the validity of the Employee’s waiver of Claims arising under ADEA (which is set forth in Paragraph 3(c) of this Agreement).  However, both the Employee and the Company confirm their belief that the Employee’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

(c)Certain Administrative Proceedings.  In addition, Paragraph 4(a) shall not preclude the Employee from filing a charge with, or participating in any administrative investigation or proceeding by, the Equal Employment Opportunity Commission, National Labor Relations Board, or another fair employment practices agency.  The Employee is, however, waiving his/her right to recover money in connection with any such charge or investigation.  The Employee is also waiving his/her right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.

5.Severability Clause.  In the event that any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

6.Nonadmission.  Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

7.Governing Law and Forum.  This Agreement and all matters or issues arising out of or relating to your employment with the Company shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely therein.  Any action to enforce this Agreement shall be brought solely in the state or federal courts located in San Diego County, California.

8.Arbitration.  Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that

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cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in accordance with the provisions of Section 6(i) of the Severance Agreement.

9.Notices.  Notices under this Agreement must be given as is specified in Section 6(c) of the Severance Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS READ THIS AGREEMENT AND THAT HE/SHE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE/SHE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS/HER OWN FREE WILL.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

“COMPANY”

By:

Its:

Dated:

“EMPLOYEE”

Dated:

Exhibit B- Proprietary Information and Inventions Agreement